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                                                                    EXHIBIT 4.16

                              COOPERATION AGREEMENT

This Agreement (the "Agreement") is made and entered into by and between

Mitsubishi Corporation, a corporation organized and existing under the laws of Japan and having its principal place of business at 6-3, Marunouchi 2-chome, Chiyoda-ku, Tokyo, Japan, (hereinafter "LICENSOR")

and

Huitong Information Technology Ltd., a wholly-owned Linktone Ltd. company established under the laws of the People's Republic of China (the "PRC" or "China"), having its principal place of business at 6/F Eastern Tower, 689 Beijing East Road, Shanghai, 200001 PR China (hereinafter "LICENSEE")

as of the Effective Date (as defined below).

WHEREAS Licensee provides Mobile Entertainment Content in the PRC, excluding Hong Kong SAR, Macau SAR and Taiwan (hereinafter the "TERRITORY") to End-Users as defined below;

WHEREAS the Parties agree that Licensee shall, through its Distributors distribute and make available to End-Users in the Territory the Mobile Entertainment Services provided by Licensor.

NOW THEREFORE, the Parties hereby agree as follows:

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1. DEFINITIONS

"Content"                     Digital items made available by Licensor to the
                              Licensee for further distribution to End-Users, as defined pursuant to the Service Description and Schedule (Schedule 1) and the Service Revenue
                              Schedule (Schedule 2).

"Distributor"                 For purpose of this agreement Distributor shall
                              mean the following distribution channels: China
                              Mobile and China Unicom

"Effective Date"              January 1, 2005

"End-User"                    The person who uses the Content on his/her mobile
                              handset; usually a subscriber of the mobile communications network

"Gross Revenue"               All gross revenues generated from the download of
                              the content by end-users during the term of this Agreement;

"Item" A specific piece of Content to be made available to an End-User

"Net Revenue"                 The Gross Revenue less any mobile operator's share
                              of the Gross Revenue, bad debt, business and withholding taxes applicable thereto under PRC laws and regulations. If payment is remitted to a local, China-based company, then payment will be remitted without deducting withholding tax,
                              However, if revenues are remitted outside of China, then withholding tax is applicable.

"Licensee's Systems"          The technical systems owned and operated by the
                              Licensee.

"Service(s)"                  The service(s) selected by Licensee pursuant to
                              and as described in Schedule I

"Territory"                   The PRC China excluding Hong Kong SAR, Macau SAR
                              and Taiwan.

2. LICENSOR'S OBLIGATIONS

2.1 Licensor shall provide Mobile Entertainment Services as selected by the Licensee pursuant to and as described in the Schedule I.

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2.2   Licensor grants to the Licensee a non-exclusive license for the duration of this Agreement to utilize certain of its content by making such content available to End-Users in the Territory. The Content to be licensed by Licensor is the Content as set out in Schedule I. Licensor will inform the Licensee in written form about the duration of which each individual Item can be provided.

3.    CHARGES; INVOICING

3.1 The Licensee will pay to Licensor a share of Net Revenue to be paid by the End-Users for using the Content as set out in Schedule II ("Revenue Share"). The Gross Revenue wilL be based on the kind and the number of Items made available by Licensee to End-Users.

3.2 The prices to be charged by Licensee to the End-Users in respect of any Item will be agreed upon between the parties.

3.3 Licensee will provide Licensor with a monthly report identifying the number of Items made available to End-Users within 30 days after the end of the relevant calendar month.

      Monthly report of the items shall include such details as the number of downloads per each individual graphics and each line item needed to calculate the Net Revenue.

3.4 Licensee shall have the sole responsibility to bill the End-Users, i.e. the Licensee's Subscribers and collect Net Revenues

3.5 Upon receiving the Monthly Report, Licensor will issue a respective invoice to the Licensee.

3.6 Licensee shall pay to Licensor the Revenue Share on a quarterly basis (January-March, April-June, July-September, October-December), within 30 days after Licensee receives payment for the final month of the preceding quarter from the mobile Operators. If the total Revenue Share due to Licensor from one quarter does not exceed US$100, then payment will be made when the cumulative Revenue Share due totals US$100. Payment shall be made by wire transfer to Licensor's bank account.

3.7 In case of a default for any amount, and save any further rights of Licensor to claim damages, Licensee shall pay to Licensor an interest rate of LIBOR + 0.5% per annum on the outstanding amount.

3.8 Licensor should pay 5% business tax and 10% withholding tax levied by any governmental authority in the course of remitting Licensor's Revenue Share from Licensee.

4.    LICENSEE'S OBLIGATIONS

4.1 The Licensee shall obtain the Content from the Licensor and shall distribute the Content over the Distributor's channels. All content distributed through the Distributor's channels must first be approved by the Licensor. The Licensee shall provide the content to be

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      approved by the Licensor either by e-mail or FTP. All data related to the
      Item provided to the end-user shall be kept in storage for three years from the date of Item provided to the end-user.

4.2 The Licensee shall market the Services provided by Licensor and use its reasonable endeavors to try to obtain such Content a favorable positioning within the relevant category of offerings to End-Users.

      Medias used to market the service shall include but not limited to Televisions, Magazines, Newspapers, Events, Internet medias. Cost needed to market the service shall be borne by Licensee. All materials used for marketing purpose must first be approved by the Licensor.

4.3 The Licensee shall comply with all applicable legal obligations when advertising and/or making available the Content to End-Users. In particular, the Licensee is responsible that no Content is made available to End-Users that is objectionable in the Territory, including but not limited, for reasons of minor protection, for ethical, religious or political reasons or which might otherwise constitute a criminal offence in the Territory. The Licensee shall comply with any laws and regulations protection personal data and the privacy of the End-User.

4.4 The Licensee represents and warrants that Licensee will comply with any rules, regulations, policies, and guidelines issued by any mobile network operator, industry association, any self-regulation entity and the like, in the Territory concerning the distribution of Content, including, but not limited to the making available, advertising, marketing, offering, price communication, use of personal data, privacy in respect of the Content. In particular, the Licensee undertakes to comply with any requests of mobile network operators in the Territory at any time if the Content may be made available to End-Users which are subscribers of such mobile network operator.

4.5 Licensee will inform Licensor without any delay of any challenge by a third party of the rightfulness of the Content, the related advertisement or its making available to End-Users.

4.6 Licensee undertakes to discontinue the marketing of any Content immediately after having received a notification from Licensor on the withdrawal of specific Content pursuant to Sec. 2.2 of this Agreement. This applies in particular, when a third party has asserted a claim against Licensor or the Licensee for the infringement of such rights. The licensor shall indemnify the damages to the licensee for the withdrawal.

4.7 Licensee will receive from Distributor and provide Licensor with accounts and records relating directly to the number of Items made available to End-Users during any given month and payments made to Licensee. All such books and records shall be maintained by Licensee during the term of this Agreement and for one (1) year following the expiration of the Agreement. Licensor has the right to examine such books and records (including but not limited to report from the Distributor and financial accounting documents of the Licensee) and all other documents related to the

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      Content and Mobile Entertainment Services in the possession of Licensee during normal working hours.

5.    INTELLECTUAL PROPERTY RIGHTS

5.1 For the Content provided by Licensor, Licensor warrants that it is free of third party rights which might hinder the contractual use of the Content.. The parties indemnify each other from any third party claims that are founded on acts or omissions of the other party which constitute a violation of the aforementioned warranties.

5.2 Certain contents (usually ring tones) are subject to copyright fees when transmitted on the national or international level, which may have to be paid to collecting societies, authors, labels or other copyright representations. The Parties will agree in writing on how to handle such requirements.

5.3 Licensor shall retain ownership of the Intellectual Property Rights to the Content provided and grants Licensee exclusive rights to this Content in the Territory. Licensor shall retain all rights to source code, marketing documentation, and internal business documentation provided to Licensee for the purposes of localizing Licensor's Content in the Territory as outlined in the agreement. Neither party has the right to use the localized version of the source code without the written consent of the other party.

5.4 Each Party hereby grants the other Party a license to use those of its trade marks as necessary to perform this Agreement.

5.5 The copyright mark to be printed on all graphics shall be (C)1970-2005 Fujiko Pro

6.    DATA PROTECTION

6.1 Both parties will abide by all applicable laws and regulations concerning the processing and transfer of personal data. If a transfer of personal data according to the applicable laws is only legally permitted on the basis of a contractual arrangement on the details thereof, both Parties agree that they will negotiate such contractual arrangements in good faith.

6.2 Licensee will inform Licensor in a timely manner of any new laws and regulations concerning the processing and transfer of personal data as well as any amendments and changes thereto which apply in the Territory and which may affect the provision of the Services as envisaged by this Agreement.

7.    NO WARRANTIES; LIMITATION OF LIABILITY

7.1 No warranties, expressed, implied, or statutory, including any warranty of merchantability or fitness for a particular purpose, apply to the Service or the equipment and facilities used by Licensor to provide the Service except those explicitly provided for in this Agreement.

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7.2   Each Party hereby indemnifies the other Party in full (including reasonable legal fees) against all liabilities, claims, damages, losses and proceeds brought against the other which are based on an action/omission of the Party that constitutes a breach of its contractual obligations.

7.3 Neither Party shall be liable for indirect, incidental, punitive special or consequential damages, whether in contract or in tort, including but not limited to cost of substitute services or facilities, loss of actual or anticipated revenues or profits, loss of business, customers or good will, downtime costs or damages and expenses arising out of third party claims, even if the other Party had been advised or know or should have known the possibility of such damages.

8.    FORCE MAJEURE

      Neither party shall be deemed in default of this Agreement to the extent that performance of its obligations or attempts to cure any breach are delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, shortages of materials or supplies, or any other cause beyond the control of such party ("Force Majeure"), provided that such party gives the other party written notice thereof promptly and, in any event, within fifteen (15) days of discovery thereof and uses its best efforts to cure the delay.

9.    CONFIDENTIALITY

9.1 For the entire term of this Agreement as well as for one year after the termination or expiration of the agreement, the contracting parties are committed to keep confidential all information that becomes or has become accessible to them in the context of the contractual relationship and is classified or otherwise identifiable as business secret. This commitment also includes not using the aforementioned information for any other purposes than those necessary to carry out the contractual obligations and to fulfill disclosure under U.S securities laws and not disclosing the information to third parties. The nondisclosure applies also to the content of this Agreement as well as to further agreements made during its period of validity.

9.2   The foregoing shall not apply to any information that

      - is in the public domain at the time of disclosure or later becomes part of the public domain through no fault of the receiving party

      - was known to the receiving party prior to disclosure by the disclosing party

      - is disclosed to the receiving party by a third party who did not obtain such information directly or indirectly from the disclosing party,

      -     was independently developed by the receiving party

      - has to be disclosed due to a court order or a decision by an official body or on the basis of statutory provisions.

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      In the last-mentioned case, the disclosing party has to be informed about the publication of the information without delay before the publication proceeds. Other legal obligations regarding confidentiality remain unaffected.

10.   TERM; TERMINATION; SUSPENSION

10.1 The Agreement shall be concluded for an initial term of 12 months from the Effective Date and shall be auto-renewed by further 12 month periods. Notice of termination must be given by either party as a written notice 3 months prior to the end of the initial term or any further 12-month term.

10.2 The right to terminate the Agreement for cause shall remain unaffected. Reasons for termination for cause are, besides material violations of the Agreement, inter alia, the filing of insolvency proceedings over the assets of the other Party.

10.3 Should Licensee have breached one of the contractual duties, Licensor may temporarily suspend the Services. The Services have to be restored without delay, at the latest within three days, after Licensor has been informed that the reason for the suspension has ceased to exist.

11.   NOTICES

11.1 Any notice or other communication required to be given or made under this Agreement, including invoices, will be in writing and addressed to the receiving Party's principal contact at the address of the receiving Party as set out in the Agreement or such other person or address as notified from time to time.

11.2 The Licensor nominates the following contact persons for any communication by and with Licensee:

      Contact Person [Takahito Katsuta]:

      Function: [All communication by and with Licensee]
      First name: [Takahito]
      Surname Name: [Katsuta]
      Telephone: + [86-021-6854-3030/ extension 3163]
      E-mail: [takahito.katsuta@mitsubishicorp.com]
      Mobile phone: + [1376-154-3151]

12.   GENERAL

12.1 This Agreement shall be construed and enforced in accordance with the laws of Hong Kong SAR and without reference to its choice of law rules. The Parties submit to the exclusive jurisdiction of the competent courts of Hong Kong SAR in respect to all actions and proceedings relating to this Agreement.

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12.2  Unless agreed otherwise in writing, Licensor will only provide the
      Services, in particular, the Content, applications, short numbers etc.

12.3 Nothing contained in this Agreement is to be construed as creating any agency, Licenseeship or other form of joint enterprise between the Parties.

12.4 The rights granted hereunder include the right of Licensee to have such rights exercised by a third party which is a controlled affiliate of Licensee or its parent on behalf of Licensee.

12.5 The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the full rights to require such performance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken, construed, or held to be a waiver of the provision itself or a waiver of any breach thereafter or any other provision hereof.

12.6 The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision. The remaining provisions should be deemed to continue in full force and effect. An invalid provision will be superseded by a provision that is as similar as possible in its legal and economic effect.

12.7 This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, superseding any and all previous proposals, representation or statements, oral or written. Any modifications of this Agreement must be in writing and signed by authorized representatives of both parties hereto.

12.8 The parties executing this Agreement warrant that they have the requisite authority to do so.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

Licensee                                      Licensor
Linktone Ltd. (sealed)                        Mitsubishi Corporation (sealed)

By: /s/ Raymond Yang                          By: /s/ Tetsuya Yamamoto
    ----------------                              ------------------------------
Raymond Yang                                  Tetsuya Yamamoto
Title: CEO                                    Title: General Manager
                                              Consumer Business Development Unit
                                              Consumer Business Div.

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Schedule I

Service Description(s) and Schedule

1) Content Name [DORAEMON]
Content Description [Black & White Picture message, Color Wallpaper, Color Animation and Java Mobile Game of DORAEMON]
Content Platform [SMS, MMS, WAP, JAVA]

Schedule II
Service Revenue Share

Licensee shall pay to Licensor [ 45]% of the Net Revenue generated from sales of the Content. The 45% shall be divided into the following amount when remitting to the Licensor.

Marketing Support, Content planning support 10%
Content Licence fee 35%